U.S Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

We have reviewed Emerald Dairy Inc.’s (the Company) statement included under Item 4.01 of its Form 8K dated January 25, 2008 and are in agreement with such statements, except that we are not in a position to agree or disagree with the Company’s engagement with its new independent registered public accountants, Windes & McClaughry Accountancy Corporation.

Murrell, Hall, McIntosh & Co. PLLP
Oklahoma City, Oklahoma
January 29, 2008